EXHIBIT 21.A

Credit Acceptance Corporation

Schedule of Credit Acceptance Corporation Subsidiaries

The following is a list of subsidiaries as of the date of this filing of Credit Acceptance Corporation, other than subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as defined by the Securities and Exchange Commission Regulation S-X.

Buyers Vehicle Protection Plan, Inc.	Credit Acceptance Auto Loan Trust 2013-2
CAC International Holdings, LLC	Credit Acceptance Corporation of South Dakota, Inc.
CAC of Canada Company	Credit Acceptance Funding LLC 2010-1
CAC Reinsurance, Ltd.	Credit Acceptance Funding LLC 2011-1
CAC Scotland	Credit Acceptance Funding LLC 2012-1
CAC Warehouse Funding Corporation II	Credit Acceptance Funding LLC 2012-2
CAC Warehouse Funding III, LLC	Credit Acceptance Funding LLC 2013-1
CAC Warehouse Funding LLC IV	Credit Acceptance Funding LLC 2013-2
Credit Acceptance Auto Loan Trust 2011-1	Credit Acceptance Wholesale Buyers Club, Inc.
Credit Acceptance Auto Loan Trust 2012-1	Vehicle Remarketing Services, Inc.
Credit Acceptance Auto Loan Trust 2012-2	VSC Re Company
Credit Acceptance Auto Loan Trust 2013-1